Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street San Jose, CA 95112-4598	July 21, 2014 For Immediate Release
Contact:	Paul Townsley (408) 367-8223 Shannon Dean (310) 257-1435

CALIFORNIA PUBLIC UTILITIES COMMISSION ISSUES PROPOSED DECISION FOR CALIFORNIA WATER SERVICE COMPANY’S 2012 GENERAL RATE CASE

SAN JOSE, Calif.  — An Administrative Law Judge with the California Public Utilities Commission (CPUC) today released a Proposed Decision for California Water Service Company’s (Cal Water) General Rate Case, which was filed in July 2012.  If the Proposed Decision is adopted by the CPUC, it would approve the Settlement Agreement entered into on October 30, 2013 among Cal Water, the Office of Ratepayer Advocates of the CPUC, and other parties to its 2012 General Rate Case.  Cal Water is the largest subsidiary of California Water Service Group (NYSE: CWT).

California Water Service Group (Company) filed a Form 8-K with the Securities and Exchange Commission on November 25, 2013 describing the potential impact of approval of the Settlement Agreement.  The Settlement Agreement would result in a decreased sales forecast for 2014, partially offset by an increase in rates of approximately $45 million, resulting in a decrease in gross revenue from customers.  The Settlement Agreement would also result in a decrease in water production costs due to the reduced sales forecast.  As a result, the net benefit to the Company from approval of the Settlement Agreement is anticipated to be $20.1 million in 2014.  Under the terms of the Settlement Agreement, Cal Water would be authorized to increase rates in 2015 and 2016, which would result in an increase in the Company’s operating revenue of approximately $10.0 million in both 2015 and 2016, subject to the CPUC’s escalation procedures.  The sales forecast in the Settlement Agreement is the same for 2014, 2015, and 2016.  For more complete details, please see the Company’s report on Form 8-K.

The Proposed Decision would also allow Cal Water to increase rates by up to $19 million upon completion and approval of the company’s advice letter capital projects.

The Proposed Decision will not become effective until it has been reviewed and voted upon by the five CPUC Commissioners no earlier than Aug. 14, 2014. The Commission may adopt the proposed decision, modify it, or reject it.

Additional revenue will enable the company to continue to invest in necessary infrastructure, such as pipes, pumps, storage tanks, and wells throughout its service areas in California. The Proposed Decision would authorize Cal Water to invest approximately $447 million in capital improvements over three years in order to provide a safe and reliable water supply to its customers.

In October of 2013, Cal Water, the Office of Ratepayer Advocates, and 10 other community organizations were able to negotiate and file a Settlement Agreement with the CPUC for each of the company’s service areas. The Settlement Agreement reached by the parties addresses capital investment plans, low-income programs, utility expenses, and other details affecting the company’s operations. The Administrative Law Judge reviewed the Settlement Agreement, along with other filings made by the parties to the case and input from customers during public meetings, and now proposes that the CPUC approve the Settlement Agreement.

Rate increases would vary from district to district based on the costs to provide water service locally. Additionally, because the rate case decision was to be effective Jan. 1, 2014, the Proposed Decision would authorize the company to retroactively collect revenues through a surcharge spread over one to three years, depending on the amount of the increase for each district.

“This Proposed Decision, if adopted by the Commission, will enable us to continue providing a reliable supply of high-quality water to our customers by making needed infrastructure and service improvements, while providing our stockholders a fair and reasonable return on their investment,” said Martin A. Kropelnicki, President and Chief Executive Officer.

According to Kropelnicki, costs to provide water service are rising across the nation; however, the company is focused on customer affordability and operational efficiencies to minimize rate increases. In this Proposed Decision, Cal Water would be authorized to increase benefits available under its Rate Support Fund subsidy program, which reduces bills for customers in significantly smaller, higher-cost districts. Similarly, the Proposed Decision would authorize the company to increase benefits in all districts for customers who qualify for its Low-Income Ratepayer Assistance program.

“We never lose sight of our customers and the fact that we are providing an essential service. We continually seek ways to minimize the impact of cost increases,” Kropelnicki said. “At the heart of what we do, we are committed to our customers and improving the quality of life in the communities we serve.”

Cal Water is required by the CPUC to file a General Rate Case (GRC) every three years. During this process, the Office of Ratepayer Advocates thoroughly audits Cal Water’s operations, books, service, and needs. Customers and other interested parties can participate in this process either formally or informally. The next GRC is scheduled to be filed in July 2015, with rates becoming effective in January 2017.

Cal Water is the largest subsidiary of California Water Service Group, which also includes Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available at our web site at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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